Exhibit 99.2

FOR IMMEDIATE RELEASE

May 5, 2005
For more information contact:
Ray Braun – (419) 247-2800
Mike Crabtree – (419) 247-2800
Scott Estes – (419) 247-2800

HEALTH CARE REIT, INC.
ANNOUNCES RESULTS WITH RESPECT TO ITS TENDER OFFER FOR
7.625% SENIOR NOTES DUE 2008, FULL REDEMPTION OF ITS 8.17%
SENIOR NOTES DUE 2006 AND PARTIAL REDEMPTION OF ITS 7.5%
SENIOR NOTES DUE 2007

Toledo, Ohio, May 5, 2005...Health Care REIT, Inc. (NYSE/HCN) announced today the results of its cash tender offer for any and all of its $100 million aggregate principal amount of 7.625% senior notes due March 2008. Holders of approximately $57.7 million in aggregate principal amount of the notes tendered their notes prior to 5:00 p.m., Eastern time, on May 4, 2005, the expiration date. After the completion of the tender, the company will have approximately $42.3 million of the 7.625% senior notes due March 2008 that will remain outstanding.

The company has initiated the redemption of $122.5 million of its outstanding $175 million aggregate principal amount of 7.5% senior notes due August 2007. After the completion of the partial redemption, the company will have $52.5 million of the 7.5% senior notes due August 2007 that will remain outstanding.

On May 3, 2005 the company also redeemed all of its outstanding $50 million aggregate principal amount of 8.17% senior notes due March 2006.

The company will recognize one-time charges on the extinguishment of debt totaling approximately $17.5 million to $18.0 million in the second quarter of 2005 as a result of this activity.

The company intends to use the net proceeds from its recent public offering of $250 million of 5.875% senior notes due May 2015 to fund the tender offer and redemptions described above. Any remaining net proceeds will be used to repay borrowings under its unsecured lines of credit arrangements.

A summary of the company’s senior note debt maturities schedule as of March 31, 2005, adjusted for the activity above is as follows:

Senior Note Debt
Maturities
($000’s)

2005	$0
2006	0
2007	52,500
2008	42,330
2009	0
2010	0
2011	0
2012	250,000
2013	300,000
2014	0
2015	250,000

Total	$894,830

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of any of the notes described above in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests primarily in skilled nursing and assisted living facilities. At March 31, 2005, the company had investments in 237 assisted living facilities, 153 skilled nursing facilities and eight specialty care facilities located in 35 states and managed by 51 different operators.

This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” or similar expressions, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The company’s expected results may not be achieved, and actual results may differ materially from expectations. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including prevailing interest rates; serious issues facing the health care industry, including compliance with, and changes to, regulations and payment policies and operators’ difficulty in obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and senior housing industries; changes in federal, state and local legislation; negative developments in the operating results or financial condition of operators, including, but not limited to, their ability to pay rent and repay loans; the company’s ability to transition or sell facilities with a profitable result; inaccuracies in any of the company’s assumptions; and changes in rules or practices governing the company’s financial reporting. Finally, the company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

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